Exhibit 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-140726) on Form S-3 of IndyMac MBS, Inc., regarding IndyMac IMSC Mortgage Loan Trust 2007-HOA1, of our report dated March 29, 2007 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which appears as an exhibit to the annual report on Form 10-K of Financial Security Assurance Holdings Ltd. for the year ended December 31, 2006. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
June 28, 2007